SharpSpring Appoints Steve Huey as Chairman of the Board of Directors

GAINESVILLE, FL — July 31, 2017 — SharpSpring, Inc. (NASDAQ: SHSP), a global provider of cloud-based marketing technologies, has appointed Steve Huey as its new chairman of the board of directors. Huey, who has been a board member since December 2016, assumes the chairmanship from Semyon Dukach, who is resigning from the board, effective immediately.

“We are excited to have Steve accept this important role, and bring additional value to the board as chairman,” said SharpSpring’s CEO, Rick Carlson. “Adding Steve to our board in December, as well as the recent additions of Roy W. Olivier and Marietta Davis, has significantly strengthened our board over the past few months and we are excited to drive results with this new team now in place.”

Huey added: “I am incredibly appreciative of the opportunity to take on a more active role at SharpSpring and remain dedicated to the goal of creating long-term shareholder value. When I first joined the board in December, I said that I believed this company still had most of its growth opportunities ahead of it. And in the time that I’ve spent on the board since then, my belief has only strengthened. I look forward to working more closely with the board and leadership team to continue the company’s operational progress and scale the business to new levels.”

“On behalf of the entire board, I would like to thank Semyon for his many years of service and dedication to SharpSpring, and wish him continued success in his future endeavors,” concluded Huey.

About SharpSpring, Inc.

SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated global provider of affordable marketing automation delivered via a cloud-based Software-as-a Service (SaaS) platform. Thousands of businesses around the world rely on SharpSpring to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible monthly contracts at a fraction of the price of competitors making it an easy choice for growing businesses and digital marketing agencies. Learn more at www.sharpspring.com.

Company Contact:

Edward Lawton

Chief Financial Officer

617-500-0122

IR@sharpspring.com

Investor Relations:

Liolios Group, Inc.

Matt Glover or Najim Mostamand

949-574-3860

SHSP@liolios.com